Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ending June 30, 2010 Earnings and Year-over-Year Production Growth of 240%
Houston, Texas — August 11, 2010 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial and operational results for the quarter ended June 30, 2010.
Highlights for the three months ended June 30, 2010 include:
•	Grew average daily production to 4,461 barrels of oil equivalent (“Boe”) per day for the second quarter of 2010, a 240% increase over the second quarter of 2009 and a sequential increase of 35% over the first quarter of 2010.

•	Increased Adjusted EBITDA of $17.4 million for the second quarter of 2010, an increase of $14.4 million over the second quarter of 2009. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

•	Completed its initial public offering (“IPO”) of 30.37 million primary shares of its common stock at a price to the public of $14.00 per share and received net proceeds of $399.7 million. Total basic shares outstanding are 92.0 million.

•	Repaid the entire $75.0 million of borrowings under its Amended Credit Facility.
“Our recent successful IPO provides our experienced team with a clean balance sheet and the financial resources needed to continue to execute on our development plans, aggressively drill our large, multi-year inventory, and significantly grow the production within our oil focused Williston Basin position,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We’ve ramped up our program from two rigs running at the beginning of the year to four now, with three in West Williston and one in East Nesson. We have contracted our fifth operated rig and expect it to begin drilling in the West Williston area by the end of the third quarter.”
Average daily production for the second quarter of 2010 was 4,461 Boe per day (98% was produced from Williston Basin properties), an increase of 240% as compared to 1,311 Boe per day in the second quarter of 2009. Sequential quarter-over-quarter production growth was 1,166 Boe per day, or 35%. In the second quarter of 2010, 94% of the production was from oil. Average daily production by project area is listed in the following table:

	Average Daily Production for the Three Months Ended (Boepd):
Project Area	June 30, 2010	March 31, 2010	Change	% Change
West Williston	1,481	1,078	403	37%
East Nesson	1,544	1,037	507	49%
Sanish	1,364	1,084	280	26%
Other (Barnett shale)	72	96	(24)	-25%

Total	4,461	3,295	1,166	35%

Average price per barrel of oil, without realized derivatives, was $67.19 in the second quarter 2010, compared to $52.48 in the second quarter of 2009 and $70.21 in the first quarter of 2010. The average price differential compared to West Texas Intermediate crude oil index prices was 14% in the second quarter 2010, compared to 13% in the second quarter of 2009 and 11% in the first quarter of 2010.
Total revenue for the second quarter 2010 was $26.7 million compared to $6.0 million for the second quarter 2009, an increase of 343%. Sequential quarter-over-quarter revenue growth was $6.6 million, or 31%.
As of December 31, 2009, Oasis had an inventory of approximately 469 gross drilling locations, primarily targeting the Bakken formation. In order to maintain better control over its asset portfolio, the Company has established a leasehold position comprised primarily of properties that it expects to operate. Oasis expects to operate 52% of the 469 identified gross drilling locations, or 83% of the 173.1 identified net drilling locations. This drilling inventory is expected to be enhanced by over 2,000 additional gross drilling locations from Bakken infill and Three Forks/Sanish (“TFS”) formation potential.

The following tables show the Company’s drilling activity by project area in the Williston Basin as of June 30, 2010:
Bakken/TFS Wells

Total Williston
	West Williston	East Nesson	Sanish	Basin
Producing Wells
Producing on or before December 31, 2009:
Gross Operated (Net)	1 (1.0)	19 (16.6)	—	20 (17.6)
Gross Non-Operated (Net)	24 (3.3)	24 (2.4)	62 (5.1)	110 (10.8)
Production started in Q1 2010
Gross Operated (Net)	—	2 (1.6)	—	2 (1.6)
Gross Non-Operated (Net)	3 (0.3)	2 (0.1)	13 (1.1)	18 (1.5)
Production started in Q2 2010
Gross Operated (Net)	3 (2.6)	4 (3.2)	—	7 (5.8)
Gross Non-Operated (Net)	4 (0.6)	4 (0.4)	12 (1.0)	20 (2.0)
Wells Waiting on Completion:
Gross Operated (Net)	2 (1.5)	2 (1.4)	—	4 (2.9)
Gross Non-Operated (Net)	2 (0.5)	1 (0.1)	14 (0.8)	17 (1.4)
Wells Drilling:
Gross Operated (Net)	3 (2.1)	1 (0.4)	—	4 (2.5)
Gross Non-Operated (Net)	3 (0.2)	1 (0.01)	6 (0.4)	10 (0.6)
Lease operating expenses for the second quarter of 2010 totaled $2.9 million, or $7.21 per Boe, a 59% decrease per Boe over the second quarter of 2009 of $17.66 per Boe. Lease operating expenses decreased by $2.83 per Boe, or 28%, in the second quarter of 2010 compared to the first quarter of 2010 of $10.04 per Boe. This sequential decrease was due primarily to increases in oil production volume as well as a higher proportion of its production sourced from Bakken wells, which have a lower operating cost than its traditional Madison wells.
Production taxes for the second quarter of 2010 totaled $2.7 million, or 10.1% of revenue. Production taxes were higher in the second quarter of 2010 compared to the first quarter of 2010, at 9.5% of revenue, primarily due to a higher proportion of production sourced from North Dakota, which imposes a production tax rate that is higher than other areas of operations at 11.5%.
Depreciation, depletion and amortization for the second quarter of 2010 totaled $8.8 million, or $21.63 per Boe, compared to $2.7 million, or $22.50 per Boe, in the second quarter of 2009 and $5.8 million, or $19.73 per Boe, in the first quarter of 2010.
The Company recorded a non-cash charge related to impairment of oil and natural gas properties of $7.9 million in the second quarter of 2010 and $3.1 million in the first quarter of 2010 related to unproved property leases that expired during the period. At the beginning of the year, Oasis expected to impair a portion of the $11.9 million carrying value of leases expiring in 2010, primarily in the first half of the year due to the timing of expirations.
General and administrative expenses for the second quarter of 2010 totaled $3.7 million, or $9.22 per Boe, compared to $1.3 million, or $10.88 per Boe, in the second quarter of 2009 and $3.5 million, or $11.86 per Boe, in the first quarter of 2010. The sequential increase in general and administrative expenses was primarily due to increased costs associated with the IPO and continued organizational growth to support the growing operations of the Company. Expenses associated with the IPO were $1.2 million and $0.5 million in the second and first quarters of 2010, respectively. General and administrative expenses, excluding IPO costs, would have been $6.15 per Boe and $10.16 per Boe in the second and first quarters of 2010, respectively.
In connection with Oasis’ corporate reorganization completed at the time of the Company’s IPO, a net deferred tax liability of $29.9 million was established for differences between the tax and book basis of its assets and liabilities and a corresponding “first day” tax expense was recorded in the consolidated statement of operations. The deferred tax liability is preliminary and includes significant estimates. The preliminary calculation is based on information that was available to management at the time these consolidated financial statements were prepared. Management has not yet analyzed the book and tax differences for its period-end accruals for capital expenditures related to its non-operated properties. This analysis is needed to determine the split between intangible drilling costs and equipment, which have differing characteristics for tax purposes. Accordingly, the deferred tax liability will change as additional information becomes available and is assessed by management, and the impact of such changes may be material. Prior to the Company’s corporate reorganization, it was a limited liability company not subject to entity level income tax. Accordingly, no provision for federal or state corporate income taxes had previously been recorded as the taxable income was allocated directly to the Company’s equity holders. In connection with the closing of its IPO, Oasis merged into a corporation and became subject to federal and state entity-level taxation.
Adjusted EBITDA for the second quarter of 2010 was $17.4 million, an increase of $14.4 million, or 487%, over the second quarter of 2009 and a $5.7 million, or 49% increase over the first quarter of 2010.
The Company reported a net loss of $26.4 million, or $0.29 per pro forma diluted share, as compared to a net loss of $5.9 million, or $0.06 per pro forma diluted share, for the second quarter of 2009. The second quarter of 2010 included a non-cash income tax expense of $29.9 million and a non-cash impairment of oil and gas properties of $7.9 million.
Capital Expenditures and Liquidity
Oasis’ capital expenditures were $71.6 million for the second quarter of 2010 and $108.5 million year to date. The Company’s capital expenditures for drilling, development, and acquisition and undeveloped acreage costs for the first two quarters of 2010 are summarized in the following unaudited table:

($ in millions)	Three months ended		Year to date ended
Project Area	March 31, 2010	June 30, 2010	June 30, 2010
West Williston	$11.5	$39.7	$51.2
East Nesson	15.6	28.5	44.1
Sanish	9.2	3.9	13.1
Other (Barnett shale)	0.6	(0.5)	0.1

Total (1)	$36.9	$71.6	$108.5

(1)	Consolidated capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for other property and equipment as well as cash paid for asset retirement costs.
On June 22, 2010, the Company completed its IPO of 48.3 million shares of its common stock at $14.00 per share. In the offering, Oasis sold 30.37 million shares of common stock, and OAS Holding Company LLC, the selling stockholder, sold 17.93 million shares of common stock, including 6.3 million shares sold by the selling stockholder pursuant to the full exercise of the underwriters’ over-allotment option.
Net proceeds received by Oasis from the offering were approximately $399.7 million after deducting underwriting discounts. Oasis used a portion of these net proceeds to repay all outstanding indebtedness, or $75 million, under its Amended Credit Facility and intends to fund its exploration and development program with the remainder of the proceeds. Oasis did not receive any proceeds from the sale of shares by the selling stockholder.
On June 30, 2010, Oasis had total cash and cash equivalents of $326.2 million and had no outstanding indebtedness under its $70 million Amended Credit Facility. On August 11, 2010, the lenders participating in Oasis’ Amended Credit Facility performed a semi-annual redetermination of the borrowing base and increased the borrowing base to $120 million.

Risk Management
As of June 30, 2010, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

Critical Prices ($/Bbl)
					% of Q2 2010
Type	Term	Floor	Cap	BOPD	Production
NYMEX Collar	12 Months (Jan-Dec)	$60.00	$81.15	502
NYMEX Collar	12 Months (Jan-Dec)	$70.00	$100.25	300
NYMEX Collar	12 Months (Jan-Dec)	$75.00	$94.00	400
NYMEX Collar	8 Months (Apr-Dec)	$75.00	$91.00	380

2010 Total				1,582	38%

NYMEX Collar	12 Months (Jan-Dec)	$60.00	$80.25	448
NYMEX Collar	12 Months (Jan-Dec)	$70.00	$98.85	400
NYMEX Collar	12 Months (Jan-Dec)	$75.00	$93.60	400

2011 Total				1,248	30%

Outlook for 2010
Oasis is providing an updated outlook on its capital expenditure for the full year 2010, as it increases total net wells drilled in 2010 to 36.5 from 30.0. Capital expenditures are expected to be:

	Updated 2010	Previous 2010
($ in millions)	Budget	Budget	Change
Drilling and Completion	$240	$179	+$61
Lease Acquisition	22	15	+7
Other	8	26	-18

Total Capital Expenditures	$270	$220	+$50

The Company’s Board of Directors approved the increase in the capital budget on August 9, 2010. The increase is primarily due to the increase in total net wells drilled in 2010 and secondarily due to an increase in lease acquisition. The previous 2010 budget included “other” capital expenditures that the Company included as a contingency for additional land opportunities and potential upward pressure on drilling and completion costs, which the Company did begin to experience in the second quarter of 2010 relative to the costs used when the budget was originally set in late 2009. Accordingly, a portion of “other” capital expenditures is now included in all three operations budget categories. Total gross operated well count is planned to increase from 35 to 39 projects, with an associated increase of 3.8 net wells to a revised total of 26.2 net wells. The increase in well count is a result of acceleration based on availability of rigs and improved drilling efficiency. Non-operated drilling activity increased by 2.6 net wells to a revised total of 10.3 net wells. The bulk of the increase in non-operated activity is in the southern portion of the East Nesson acreage block and in the Whiting Sanish field. The increase in land activity is focused in and around the Company’s existing core consolidated land positions, primarily in West Williston.
The following table provides Oasis’ forward-looking guidance based on its updated forecasts for 2010 providing for increases associated with its revised capital expenditure budget:

Metric	Measurement	Range
Annual Average Daily Production	Boepd	4,200 — 5,000
3rd Quarter Average Daily Production	Boepd	4,500 — 5,500
4th Quarter Average Daily Production	Boepd	5,500 — 6,500
Lease Operating Expenses for 2010	$/ Boe	7.75 — 9.50
General and Administrative for 2010	$/ Boe	8.00 — 9.50
Production Taxes for 2010%	of revenue	10.7 — 11.0
Conference Call Information
The Company will host a conference call on Thursday, August 12, 2010 at 10:00 a.m. Central Time to discuss its second quarter 2010 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call via the Company’s website at www.oasispetroleum.com or by dialing (877) 621-0256 (US participants) or (706) 634-0151 (International participants) with the Conference ID of 91347739. A recording of the conference call will be available by dialing (800) 642-1687 (US participants) or (706) 645-9291 (International participants) using the Conference ID of 91347739 beginning at 1:00 p.m. Central Time on the day of the call until Thursday, August 19, 2010. The conference call will also be available for replay for 30 days at www.oasispetroleum.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Presentation
On August 11, 2010, Oasis posted its “Company Presentation” to its website at www.oasispetroleum.com.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily focused in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (713) 481-0435
Director — Investor Relations

Oasis Petroleum Inc. Financial Statements
OASIS PETROLEUM INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2010	2009
	(In thousands, except share amounts)
ASSETS
Current assets
Cash and cash equivalents	$326,231	$40,562
Accounts receivable — oil and gas revenues	15,577	9,142
Accounts receivable — joint interest partners	10,193	1,250
Inventory	3,140	1,258
Prepaid expenses	1,199	134
Advances to joint interest partners	2,369	4,605
Derivative instruments	717	219
Deferred tax asset	254	—

Total current assets	359,680	57,170

Property, plant and equipment
Oil and gas properties (successful efforts method)	340,811	243,350
Other properties	1,044	866
Less: accumulated depreciation, depletion, amortization and impairment	(77,118)	(62,643)

Total property, plant and equipment, net	264,737	181,573

Derivative instruments	409	—
Deferred costs and other assets	2,041	810

Total assets	$626,867	$239,553

LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY
Current liabilities
Accounts payable	$11,165	$1,577
Advances from joint interest partners	1,763	589
Production taxes and royalties payable	4,154	2,563
Accrued liabilities	25,368	18,038
Accrued interest payable	2	144
Derivative instruments	387	1,087

Total current liabilities	42,839	23,998

Long-term debt	—	35,000
Asset retirement obligations	5,949	6,511
Derivative instruments	684	2,085
Deferred income taxes	30,121	—
Other liabilities	87	109

Total liabilities	79,680	67,703

Stockholders’/members’ equity
Capital contributions	—	235,000
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,215,295 shares issued and outstanding	920	—
Additional paid-in-capital	638,998	—
Retained deficit/accumulated loss	(92,731)	(63,150)

Total stockholders’/members’ equity	547,187	171,850

Total liabilities and stockholders’/members’ equity	$626,867	$239,553

OASIS PETROLEUM INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Oil and gas revenues	$26,734	$6,037	$46,802	$9,253
Expenses
Lease operating expenses	2,927	2,106	5,904	3,913
Production taxes	2,702	463	4,612	731
Depreciation, depletion and amortization	8,783	2,683	14,632	5,211
Exploration expenses	24	214	42	59
Rig termination	—	—	—	3,000
Impairment of oil and gas properties	7,907	809	10,984	1,250
Stock-based compensation expenses	—	—	5,200	—
General and administrative expenses	3,743	1,298	7,259	2,716

Total expenses	26,086	7,573	48,633	16,880

Operating income (loss)	648	(1,536)	(1,831)	(7,627)

Other income (expense)
Change in unrealized gain (loss) on derivative instruments	3,399	(4,942)	3,008	(5,601)
Realized gain (loss) on derivative instruments	(33)	791	(59)	2,233
Interest expense	(509)	(198)	(847)	(392)
Other income (expense)	12	2	15	(8)

Total other income (expense)	2,869	(4,347)	2,117	(3,768)

Income (loss) before income taxes	3,517	(5,883)	286	(11,395)
Income tax expense	29,867	—	29,867	—

Net loss	$(26,350)	$(5,883)	$(29,581)	$(11,395)

Loss per share:
Basic and diluted	$(3.26)	$—	$(7.28)	$—

Pro forma loss per share:
Basic and diluted	$(0.29)	$(0.06)	$(0.32)	$(0.12)

Weighted averages shares outstanding:
Basic and diluted	8,088	—	4,066	—

Pro forma weighted averages shares outstanding:
Basic and diluted	92,000	92,000	92,000	92,000

OASIS PETROLEUM INC.
SELECTED FINANCIAL AND OPERATIONAL STATS

	Three months ended June 30,			Six months ended June 30,
			%			%
	2010	2009	Change	2010	2009	Change
	(In thousands, except cost and expense (per Boe of production))
Operating results (in thousands):
Revenues
Oil	$25,616	$5,897	334%	$44,558	$9,023	394%
Natural gas	1,118	140	699%	2,244	230	876%

Total oil and gas revenues	26,734	6,037	343%	46,802	9,253	406%

Production data (units):
Oil (MBbls)	381	112	240%	651	214	204%
Natural gas (MMcf)	148	41	261%	309	69	348%
Oil equivalents (MBoe)	406	119	241%	702	226	211%
Average daily production (Boe/d)	4,461	1,311	240%	3,881	1,247	211%

Average sales prices:
Oil, without realized derivatives (per Bbl)	$67.19	$52.48	28%	$68.44	$42.11	63%
Oil, with realized derivatives (1) (per Bbl)	67.10	59.52	13%	68.35	52.53	30%
Natural gas (per Mcf)	7.53	3.39	122%	7.27	3.35	117%

Cost and expense (per Boe of production):
Lease operating expenses	$7.21	$17.66	(59%)	$8.40	$17.34	(52%)
Production taxes	6.66	3.88	72%	6.57	3.24	103%
Depreciation, depletion and amortization	21.63	22.50	(4%)	20.83	23.09	(10%)
General and administrative expenses	9.22	10.88	(15%)	10.33	12.03	(14%)
Stock-based compensation expense	—	—	NA	7.40	—	NA

(1)	Realized prices include realized gains or losses on cash settlements for our commodity derivatives, which do not qualify for hedge accounting.

OASIS PETROLEUM INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six months ended
	June 30,
	2010	2009
	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(29,581)	$(11,395)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	14,632	5,211
Impairment of oil and gas properties	10,984	1,250
Deferred income taxes	29,867	—
Derivative instruments	(2,949)	3,368
Stock-based compensation expense	5,249	—
Debt discount amortization and other	332	47
Working capital and other changes:
Change in accounts receivable	(15,601)	(508)
Change in inventory	(1,789)	(20)
Change in prepaid expenses	(1,065)	81
Change in other assets	(84)	—
Change in accounts payable and accrued liabilities	10,657	(1,447)
Change in other liabilities	(22)	(20)

Net cash provided by (used in) operating activities	20,630	(3,433)

Cash flows from investing activities:
Capital expenditures	(101,568)	(21,875)
Acquisition of oil and gas properties	—	(26,803)
Derivative settlements	(59)	2,233
Advances to joint interest partners	2,236	(957)
Advances from joint interest partners	1,174	(163)

Net cash used in investing activities	(98,217)	(47,565)

Cash flows from financing activities:
Proceeds from members’ contributions	—	59,600
Proceeds from sale of common stock	399,669	—
Proceeds from issuance of debt	72,000	6,000
Reduction in debt	(107,000)	(13,000)
Debt issuance costs	(1,413)	—

Net cash provided by financing activities	363,256	52,600

Increase in cash and cash equivalents	285,669	1,602
Cash and cash equivalents:
Beginning of period	40,562	1,570

End of period	$326,231	$3,172

Supplemental non-cash transactions:
Change in accrued capital expenditures	$7,726	$(5,346)
Asset retirement obligations	(183)	849

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net loss and net cash provided by operating activities, respectively.
Adjusted EBITDA reconciliations

	Three Months Ended
($ in thousands)	June 30, 2010	March 31, 2010	June 30, 2009

Adjusted EBITDA reconciliation to Net Income /(Loss):
Net Income / (Loss)	$(26,350)	$(3,231)	$(5,883)
Change in unrealized (gain) loss on derivative instruments	(3,399)	391	4,942
Interest expense	509	338	198
Depreciation, depletion, and amortization	8,783	5,849	2,683
Impairment to oil and gas properties	7,907	3,077	809
Exploration expenses	24	18	214
Stock-based compensation expense	49	5,200	—
Income Tax Expense	29,867	—	—

Adjusted EBITDA	$17,390	$11,642	$2,963

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by (used in) operating activities	$12,928	$7,702	$6,049
Realized (gain) loss on derivative instruments	(33)	(26)	791
Interest expense	509	338	198
Exploration expenses	24	18	214
Debt discount amortization and other	(147)	(185)	(33)
Changes in working capital	4,109	3,795	(4,256)

Adjusted EBITDA	$17,390	$11,642	$2,963